Resources Connection Reports Financial Results for Second Quarter Fiscal 2026

DALLAS, Texas, January 7, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its second quarter of fiscal 2026 ended November 29, 2025.

Second Quarter Fiscal 2026 Highlights Compared to Prior Year Quarter:

•Revenue of $117.7 million compared to $145.6 million
•Same-day constant currency revenue, a non-GAAP measure, declined by 18.4%
•Gross margin of 37.1% compared to 38.5%
•Selling, general and administrative expenses (“SG&A”) of $54.4 million compared to $51.3 million
•Adjusted SG&A, a non-GAAP measure, of $39.7 million compared to $46.5 million, an improvement of 15%.
•Net loss of $12.7 million (net loss margin of 10.8%) compared to net loss of $68.7 million (net loss margin of 47.2%)
•GAAP diluted loss per common share of $0.38 compared to $2.08
•Adjusted diluted earnings per common share, a non-GAAP measure, of $0.06 compared to $0.18
•Adjusted EBITDA, a non-GAAP measure, of $4.0 million (Adjusted EBITDA margin of 3.4%) compared to $9.7 million (Adjusted EBITDA margin of 6.6%)
•Cash dividends declared of $0.07 per share

Management Commentary

“I want to thank our leadership and employees for welcoming me as RGP’s newly appointed CEO and for supporting a smooth transition,” said Roger Carlile, Chief Executive Officer. “I also want to recognize our teams for maintaining a strong focus on our clients and the business during this period. While our balance sheet remains strong, our quarterly earnings results reflect a continued lack of positive momentum of our consolidated revenue and Adjusted EBITDA. These results underscore the need to take decisive actions to better align our cost structure with our current revenue levels, refocus our On-Demand offerings to address the evolving needs of our clients, and scale our Consulting business to deliver high-value solutions to both existing and new clients. This work will require time and disciplined execution, but the path forward is clear, and we are confident these actions will strengthen our business and create long-term value for our clients and shareholders.”

Second Quarter Fiscal 2026 Results

Revenue in the second quarter of fiscal 2026 was $117.7 million compared to $145.6 million in the second quarter of fiscal 2025. On a same-day constant currency basis, revenue decreased by $26.8 million, or 18.4%. Billable hours decreased 18.4% year-over-year, as the Company continues to hone our go-to-market execution for a multi-segment business. The average bill rate for the second quarter of fiscal 2026 decreased 1.2% year over year, or 1.6% on a constant currency basis. While the decrease was driven by a shift in the geographic revenue mix towards regions with lower bill rates, the average bill rate in the U.S. improved by 2.5% compared to the second quarter of fiscal 2025.

Gross margin in the second quarter of fiscal 2026 was 37.1% compared to 38.5% in the second quarter of fiscal 2025. While the Company continues to make progress in improving bill rates, driving a 97 basis point improvement in the pay/bill ratio, gross margin was impacted by higher healthcare costs under the Company's self-insured medical program, increased holiday pay due to one additional holiday in the second quarter of fiscal 2026 compared to the prior year quarter, and lower utilization of salaried consultants.

GAAP SG&A for the second quarter of fiscal 2026 was $54.4 million, or 46.2% of revenue, compared to $51.3 million, or 35.2% of revenue, for the second quarter of fiscal 2025. The $3.1 million increase in SG&A year-over-year was primarily driven by $5.9 million in cash severance and $3.1 million in stock-based compensation costs associated with the separation of the Company's former CEO, and a $2.6 million increase in restructuring charges primarily in connection with a reduction in force executed in October 2025. These increases were partially offset by a $2.9 million decrease in employee compensation and benefits costs following the reduction in force in fiscal 2025 and most recently in October 2025, a $0.9 million decrease in costs associated with the internal use of consultants, $0.8 million decrease in variable employee compensation as a result of financial performance, a $2.0 million decrease in technology transformation costs primarily associated with the completion of the Company's North America technology implementation during fiscal 2025, a $0.8 million decrease related to bad debt expense, and a $0.4 million decrease in occupancy expenses. The remaining SG&A reduction was related to various general and overhead costs.

Income tax expense for the second quarter of fiscal 2026 was $0.7 million, or an effective tax rate of 6.0%, compared to an income tax benefit of $7.7 million, or an effective tax rate of 10.1%, for the second quarter of fiscal 2025. The income tax expense in the quarter ended November 29, 2025 was primarily attributable to income tax expense from profitable foreign jurisdictions, while losses in certain domestic and foreign jurisdictions did not result in a tax benefit due to the existence of valuation allowances. The income tax benefit in the quarter ended November 23, 2024 was primarily attributed to the Company’s consolidated pretax loss, reduced by the permanent disallowance of a portion of the goodwill impairment for tax purposes.

Net loss for the second quarter of fiscal 2026 was $12.7 million (net loss margin of 10.8%), compared to net loss of $68.7 million (net loss margin of 47.2%) in the prior year quarter. Both fiscal quarters contained a number of non-run-rate items, including CEO transition related expenses and restructuring expenses in the second quarter of fiscal 2026 and a goodwill impairment charge in the second quarter of 2025. Excluding all non-run-rate items, the Company delivered Adjusted EBITDA of $4.0 million (margin of 3.4%) in the second quarter of fiscal 2026 compared to $9.7 million (margin of 6.6%) in the prior year quarter.

Second Quarter Fiscal 2026 Segment Revenue Results

On-Demand Talent –Revenue in the On-Demand Talent segment was $43.0 million in the second quarter of fiscal 2026 compared to $53.5 million in the second quarter of fiscal 2025. On a same day constant currency basis, revenue decreased 18.4% in the second quarter of fiscal 2026. Billable hours decreased by 21.5%, partially offset by a 2.6% (or 2.4% on a constant currency basis) increase in average bill rate. The decline in billable hours reflected reduced demand in traditional finance roles as clients increasingly adopt artificial intelligence and automation. The Company is focused on evolving its on-demand talent base and skillset to align to changing market demand. The improvement of average bill rate was the result of the Company's continued focus on pricing to value.

Consulting – Revenue in the Consulting segment was $42.6 million in the second quarter of fiscal 2026 compared to $60.6 million in the second quarter of fiscal 2025. On a same day constant currency basis, revenue decreased 28.8% in the second quarter of fiscal 2026 due to a 33.8% decrease in billable hours, partially offset by a 6.6% (or 6.4% on a constant currency basis) increase in the average bill rate largely as a result of the Company’s value-based pricing initiative.

Europe & Asia Pacific – Revenue in the Europe & Asia Pacific segment grew to $20.1 million in the second quarter of fiscal 2026 compared to $19.7 million in the second quarter of fiscal 2025. On a same day constant currency basis, revenue increased 0.6% in the second quarter of fiscal 2026 due to an increase in average bill rate driven by the Company’s value-based pricing initiative and a shift in geographic revenue mix towards Europe, where average bill rates are higher. Billable hours in Europe increased 12.6% in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025, primarily due to project extensions with key accounts in Europe. Billable hours in the Asia Pacific region decreased 2.9% in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025 primarily due to results in China.

Outsourced Services – Revenue in the Outsourced Services segment decreased by $0.1 million or 0.8% compared to the prior year quarter, to $9.4 million on a reported basis. On a same-day constant currency basis, revenue increased 0.8% in the second quarter of fiscal 2026. Billable hours increased 1.3% and the average bill rate declined 5.0% on a reported basis, primarily due to a higher mix of offshore delivery.

All Other – Revenue in the All Other segment increased by $0.3 million or 10.4%, to $2.6 million in the second quarter of fiscal 2026 compared to $2.4 million in the second quarter of fiscal 2025. On a same-day constant currency basis, revenue increased 12.2%. The increase was primarily due to an increase in average bill rate of 2.9% partially offset by a 6.6% decrease in billable hours.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 29,	November 23,	November 29,	November 23,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$117,732	$145,618	$237,961	$282,553
Cost of services	74,026	89,532	146,786	176,480
Gross profit	43,706	56,086	91,175	106,073
Selling, general and administrative expenses	54,394	51,305	102,310	$100,215
Goodwill impairment	—	79,482	—	$83,337
Amortization expense	1,143	1,569	2,336	$3,054
Depreciation expense	339	462	687	1,002
Loss from operations	(12,170)	(76,732)	(14,158)	(81,535)
Interest income, net	(214)	(215)	(170)	$(363)
Other income	(9)	(70)	(114)	(72)
Loss before income tax expense (benefit)	(11,947)	(76,447)	(13,874)	(81,100)
Income tax expense (benefit)	714	(7,732)	1,192	(6,678)
Net loss	$(12,661)	$(68,715)	$(15,066)	$(74,422)

Net loss per common share:
Basic	$(0.38)	$(2.08)	$(0.45)	$(2.24)
Diluted	$(0.38)	$(2.08)	$(0.45)	$(2.24)

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,281	33,046	33,172	33,226
Diluted	33,281	33,046	33,172	33,226

Cash dividends declared per common share	$0.07	$0.14	$0.14	$0.28

Revenue by Segment
On-Demand Talent	$43,024	$53,452	$87,466	$105,925
Consulting	42,613	60,643	86,254	$115,668
Europe & Asia Pacific	20,097	19,701	39,985	$37,684
Outsourced Services	9,352	9,426	19,346	$18,917
All Other	2,646	2,396	4,910	$4,359
Total consolidated revenue	$117,732	$145,618	$237,961	$282,553

Cash dividend
Total cash dividends paid	$2,337	$4,687	$4,653	$9,382

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 7, 2026. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Company's Investor Relations website.

About RGP

RGP (Nasdaq: RGP) is an award-winning global professional services firm with three decades of experience helping the world’s top organizations navigate change and seize opportunity. With three integrated offerings—On-Demand Talent, Consulting, and Outsourced Services—we provide CFOs and other C-suite leaders with the flexibility to solve today’s most pressing challenges on their terms, uniting strategy, execution, and talent across accounting and finance, digital transformation, data, and cloud, at global scale. Our people-first approach continues to drive innovation across industries worldwide.

Based in Dallas, Texas, with offices worldwide, we annually engage with over 1,500 clients around the world from approximately 40 physical practice offices and multiple virtual offices. As of January 2026, RGP is proud to have served 90% percent of the Fortune 100 and has been recognized by U.S. News & World Report (2024–2025 Best Companies to Work For) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World’s Best Management Consulting Firms 2024).

RGP is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “forecast,” “future,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” “strategy” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our strategic and operational plans, including expectations about our plans for our cost structure and our Consulting and On-Demand businesses and expectations about our ability to strengthen our business and create long-term value for our clients and stockholders. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management or key sales professionals, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to use artificial intelligence and machine learning in our business, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possible impact of activist shareholders, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 31, 2025, which was filed on July 28, 2025 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, amortized Enterprise Resource Planning (“ERP”) system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, CEO transition costs, and other items management believes are not representative of the Company's core operations. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, CEO transition costs, and adjusted for the related tax effects of these adjustments.

•Adjusted SG&A is calculated as SG&A excluding stock-based compensation, amortized ERP system costs, technology transformation costs, acquisition costs, gain on sale of assets, restructuring costs, CEO transition costs, and other items management believes are not representative of the Company's core operations.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income (loss), earnings (loss) per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Same-day Constant Currency Revenue by Segment - Year-over-Year Comparison

	Three Months Ended
	November 29, 2025				November 23, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$43,024	$(75)	$683	$43,632	$53,452
Consulting	42,613	(94)	663	43,182	60,643
Europe & Asia Pacific	20,097	(201)	(71)	19,825	19,701
Outsourced Services	9,352	—	148	9,500	9,426
All Other	2,646	—	42	2,688	2,396
Total Consolidated	$117,732	$(370)	$1,465	$118,827	$145,618

	Six Months Ended
	November 29, 2025				November 23, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$87,466	$(49)	$-	$87,417	$105,925
Consulting	86,254	(72)	(4)	86,178	115,668
Europe & Asia Pacific	39,985	(978)	(90)	38,917	37,684
Outsourced Services	19,346	—	-	19,346	18,917
All Other	4,910	—	-	4,910	4,359
Total Consolidated	$237,961	$(1,099)	$(94)	$236,768	$282,553

	Three Months Ended		Six Months Ended
Number of Business Days	November 29, 2025	November 23, 2024	November 29, 2025	November 23, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
On-Demand Talent (1)	63	64	127	127
Consulting (1)	63	64	127	127
Europe & Asia Pacific (2)	63	63	127	126
Outsourced Services (1)	63	64	127	127
All Other (1)	63	64	127	127

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

Adjusted EBITDA to Net Loss

	Three Months Ended				Six Months Ended
	November 29, 2025	% of Revenue (1)	November 23, 2024	% of Revenue (1)	November 29, 2025	% of Revenue (1)	November 23, 2024	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
On-Demand Talent	$4,066	9.5%	$5,605	10.5%	$8,488	9.7%	$8,164	7.7%
Consulting	4,452	10.4%	9,723	16.0%	9,497	11.0%	17,476	15.1%
Europe & Asia Pacific	1,473	7.4%	1,480	7.5%	2,310	5.8%	1,707	4.5%
Outsourced Services	1,719	18.4%	1,546	16.4%	4,049	20.9%	2,940	15.5%
All Other	354	13.4%	(526)	(22.0%)	537	10.9%	(993)	(22.8)%
Unallocated items (2)	(8,019)		(8,172)		(17,770)		(17,318)
Consolidated Adjusted EBITDA	4,045		9,656		7,111		11,976
Adjustments:
Stock-based compensation expense	(1,625)		(1,948)		(3,906)		(3,509)
Amortized ERP system costs (3)	(702)		—		(1,404)		—
Technology transformation costs (4)	—		(2,043)		—		(3,901)
Acquisition costs (5)	(474)		(515)		(899)		(1,804)
Goodwill impairment (6)	—		(79,482)		—		(83,337)
Gain on sale of assets (7)	—		—		—		3,420
Restructuring cost (8)	(2,894)		(299)		(2,894)		(252)
CEO transition costs (9)	(9,029)		—		(9,029)		—
Amortization expense	(1,143)		(1,569)		(2,336)		(3,054)
Depreciation expense	(339)		(462)		(687)		(1,002)
Interest income, net	214		215		170		363
Loss before income tax expense (benefit)	(11,947)		(76,447)		(13,874)		(81,100)
Income tax expense (benefit)	(714)		7,732		(1,192)		6,678
Net loss	$(12,661)		$(68,715)		$(15,066)		$(74,422)

	Three Months Ended
	November 29,	% of	November 23,	% of
Adjusted EBITDA	2025	Revenue (1)	2024	Revenue (1)
	(Unaudited)		(Unaudited)
Net loss	$(12,661)	(10.8%)	$(68,715)	(47.2%)
Adjustments:
Amortization expense	1,143	1.0%	1,569	1.1%
Depreciation expense	339	0.3%	462	0.3%
Interest income, net	(214)	(0.2%)	(215)	(0.1%)
Income tax expense (benefit)	714	0.6%	(7,732)	(5.3%)
EBITDA	(10,679)	(9.1%)	(74,631)	(51.3%)
Stock-based compensation expense	1,625	1.4%	1,948	1.3%
Amortized ERP system costs (3)	702	0.6%	—	—%
Technology transformation costs (4)	—	—%	2,043	1.4%
Acquisition costs (5)	474	0.4%	515	0.4%
Goodwill impairment (6)	—	—%	79,482	54.6%
Restructuring cost (8)	2,894	2.5%	299	0.2%
CEO transition costs (9)	9,029	7.7%	—	—%
Adjusted EBITDA	$4,045	3.4%	$9,656	6.6%

Adjusted Diluted Earnings per Common Share
Diluted loss per common share, as reported	$(0.38)		$(2.08)
Stock-based compensation expense	0.05		0.06
Amortized ERP system costs (3)	0.02		—
Technology transformation costs (4)	—		0.06
Acquisition costs (5)	0.01		0.02
Goodwill impairment (6)	—		2.41
Restructuring costs (8)	0.09		0.01
CEO transition costs (9)	0.27		—
Income tax impact of adjustments (10)	—		(0.30)
Adjusted diluted earnings per common share (11)	$0.06		$0.18

	Six Months Ended
	November 29,	% of		November 23,	% of
Adjusted EBITDA	2025	Revenue (1)		2024	Revenue (1)
	(Unaudited)			(Unaudited)
Net loss	$(15,066)	(6.3%)		$(74,422)	(26.3%)
Adjustments:
Amortization expense	2,336	1.0%		3,054	1.1%
Depreciation expense	687	0.3%		1,002	0.4%
Interest income, net	(170)	(0.1%)		(363)	(0.1%)
Income tax expense (benefit)	1,192	0.5%		(6,678)	(2.4%)
EBITDA	(11,021)	(4.6%)	-0.0463143120091107	(77,407)	(27.4%)
Stock-based compensation expense	3,906	1.6%		3,509	1.2%
Amortized ERP system costs (3)	1,404	0.6%		—	—%
Technology transformation costs (4)	—	—%		3,901	1.4%
Acquisition costs (5)	899	0.4%		1,804	0.6%
Goodwill impairment (6)	—	—%		83,337	29.5%
Gain on sale of assets (7)	—	—%		(3,420)	(1.2%)
Restructuring cost (8)	2,894	1.2%		252	0.1%
CEO transition costs (9)	9,029	3.8%		—	—%
Adjusted EBITDA	$7,111	(0.8)%		$11,976	4.2%

Adjusted Diluted Earnings per Common Share
Diluted loss per common share, as reported	$(0.45)			$(2.24)
Stock-based compensation expense	0.12			0.11
Amortized ERP system costs (3)	0.04			—
Technology transformation costs (4)	—			0.12
Acquisition costs (5)	0.03			0.05
Goodwill impairment (6)	—			2.51
Gain on sale of assets (7)	—			(0.10)
Restructuring cost (8)	0.09			0.01
CEO transition costs (9)	0.27			—
Income tax impact of adjustments (10)	—			(0.30)
Adjusted diluted earnings per common share (11)	$0.10			$0.16

SG&A Expenses to Adjusted SG&A Expenses

	Three Months Ended		Six Months Ended
	November 29, 2025	November 23, 2024	November 29, 2025	November 23, 2024
	(Unaudited)
SG&A expenses	54,394	51,305	102,310	$100,215
Stock-based compensation expense	(1,625)	(1,948)	(3,906)	(3,509)
Amortized ERP system costs (3)	(702)	—	(1,404)	—
Technology transformation costs (4)	—	(2,043)	—	(3,901)
Acquisition costs (5)	(474)	(515)	(899)	(1,804)
Gain on sale of assets (7)	—	—	—	3,420
Restructuring cost (8)	(2,894)	(299)	(2,894)	(252)
CEO transition costs (9)	(9,029)	—	(9,029)	—
Adjusted SG&A expenses	39,670	46,500	84,178	94,169

(1) The percentage of revenue may not foot due to rounding.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to a newly implemented ERP system, which was recorded within selling, general, and administrative expenses on the Consolidated Statement of Operations.

(4) Technology transformation costs represent costs included in net loss related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based ERP system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(5) Acquisition costs primarily represent costs included in net loss related to the Company’s business acquisition. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(6) The effect of the goodwill impairment charge recognized during the three and six months ended November 23, 2024 was related to the On-Demand Talent and Europe & Asia Pacific segments.

(7) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(8) Restructuring costs during the three and six months ended November 29, 2025 represent employee termination costs and non-recurring third-party consulting costs incurred in connection with the Company’s transformation initiative to redesign and streamline its operating model (the “2026 Transformation Initiative”). Restructuring costs during the three and six months ended November 29, 2024 represent costs incurred in connection with the cost reduction plan, including a reduction in force intended to reduce costs and streamline operations (the “U.S. Restructuring Plan”), which was authorized in October 2023 and was substantially completed during fiscal 2024.

(9) CEO transition costs represent non-recurring costs incurred in connection with the separation of the Company's former CEO. These costs include $5.9 million of cash severance and $3.1 million of non-cash stock compensation expense reflecting the accelerated expense recognition of equity awards during three and six months ended November 29, 2025.

(10) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates. An adjusted effective income tax rate has been determined for each period presented by applying the statutory income tax rate, net of adjustments for valuation allowances, where applicable, which was used to compute Adjusted Net Income for the periods presented. For the three and six months ended November 29, 2025, due to the existence of a U.S. tax valuation allowance, the tax impact of the pre-tax adjustments is immaterial. For the three and six months ended November 23, 2024, the tax impact of the pre-tax adjustments was primarily due to goodwill impairment charges, with no valuation allowance to offset the tax effects of the adjustment.

(11) Adjusted diluted earnings per share is based on weighted average diluted shares outstanding of 33,591,955 and 33,045,802 for the three months ended November 29, 2025 and November 23, 2024, respectively and 33,378,525 and 33,226,179 for the six months ended November 29, 2025 and November 23, 2024, respectively.

Segment Results
The Company's reportable segments are as follows:
•On-Demand Talent – provides businesses with a go-to source for bringing in experts when they need them, serving predominantly the office of the CFO.

•Consulting – drives transformation process across people, processes and technology across domain areas including finance, technology and digital, risk and compliance and operational performance.

•Europe & Asia Pacific – is a geographically defined segment that offers both on-demand and consulting services (excluding the digital consulting business, which is included in our Consulting segment) to clients throughout Europe & Asia Pacific.

•Outsourced Services – operating under the Countsy by RGPTM brand, this segment offers finance, accounting and human resource services provided to startups, spinouts and scaleups enterprises, utilizing a technology platform and fractional team.

•Sitrick – a crisis communications and public relations firm that provides corporate, financial, transactional and crisis communication and management services.

The Company's reportable segments are comprised of On-Demand, Consulting, Outsourced Services, and Europe & Asia Pacific. Sitrick does not individually meet the quantitative thresholds to qualify as a reportable segment. Therefore, Sitrick is disclosed under the “All Other” Segment.

The following table discloses the Company’s average bill rate by segment for the last five quarters ended:

	November 29, 2025	August 30, 2025	May 31, 2025	February 22, 2025	November 23, 2024
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$122	$121	$125	$123	$123
On-Demand Talent	$143	$140	$143	$140	$140
Consulting	$164	$160	$158	$159	$154
Europe & Asia Pacific	$61	$60	$64	$59	$59
Outsourced Services	$133	$136	$140	$137	$140

(1)Average bill rate is calculated by dividing total realized service revenue by the total number of billable hours.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	November 29,	May 31,
SELECTED BALANCE SHEET INFORMATION:	2025	2025
	(Unaudited)
Cash and cash equivalents	$89,810	$86,147
Trade accounts receivable, net of allowance for credit losses	$86,491	$99,210
Total assets	$289,273	$304,688
Current liabilities	$73,121	$75,402
Total liabilities	$94,686	$97,607
Total stockholders’ equity	$194,587	$207,081

	Three Months Ended
	November 29,	November 23,
SELECTED CASH FLOW INFORMATION:	2025	2024
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$8,059	$1,490
Cash flow -- investing activities	$(442)	$(12,662)
Cash flow -- financing activities	$(3,919)	$(17,374)

	Three Months Ended
	November 29,	November 23,
SELECTED OTHER INFORMATION:	2025	2024
	(Unaudited)	(Unaudited)
Agile consultant headcount - on assignment, during period	2,288	2,758
Salaried consultant headcount - average of period	400	527
Average bill rate (1)	$122	$123
Average pay rate (1)	$58	$59
Common shares outstanding, end of period	33,502	33,091

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. The average bill and pay rates noted immediately above are calculated using the same exchange rates in the second quarter of fiscal 2025.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com